Exhibit 7.4

Certain identified information has been excluded from

the exhibit because it is both not material and is the type

that the registrant treats as private or confidential.

DATED

5 January 2026

Statement of Work

between

CENTRE FOR SUBTANCE USE RESEARCH LTD (“Supplier”)

And

Cabbacis LLC (“Customer”)

for Supplier to provide the Services and deliver the Work Product described herein.

1.	Terms and Conditions

1.1	This SOW is governed and controlled by [ ] was executed between Supplier and Customer on 2 January 2026. The terms and conditions of the SA are incorporated by reference into this SOW as if fully set forth herein. Capitalised terms not defined in this SOW will have the same meaning as defined in the MSA.

2.	Background

2.1	The Customer has developed a Very Low Nicotine Content (VLNC) Cigarette (hereafter, the “Test Product”) that has the potential to reduce cigarette smoking among adult conventional combustible tobacco cigarette smokers.

2.2	The Customer intends to sponsor an Actual Use Study to collect data and information that characterize whether and how adult conventional combustible tobacco cigarette smokers use the Test Product in their everyday lives.

3.	Services

3.1	The Supplier’s services to the Customer under this SOW shall be as follows:

●	The Supplier will lead the design, conduct, and reporting of an Actual Use Study of the Test Product, assessing whether and how adult conventional combustible tobacco cigarette smokers use the Test Product in their everyday lives.

●	This will be an [ ] Actual Use Study (AUS) of the Test Products characterizing efficacy of the Test Products within the study cohort for facilitating complete switching away from conventional combustible cigarettes or substantially reducing conventional cigarette consumption among legal age adult conventional combustible cigarette smokers in Switzerland.

●	In relation to the AUS, the Supplier will lead the writing and delivery of study documents to the Customer, including the study protocol, data collection forms, study information and consent forms, study report, and other study documents, with assistance from employees, suppliers, and subcontractors of the Supplier and of the Customer.

●	The Supplier will lead, supervise, support, assist, and otherwise collaborate with staff and sub-contractors to design, set up, and conduct study procedures, to analyse and interpret subject data, and to write and deliver study documents to the Customer.

●	Following completion of the AUS, if not sooner, the Supplier will deliver the following documentation to the Customer.

1.	Study protocol

2.	Subject informed consent form

3.	Study data collection forms

4.	Statistical analysis plan

5.	IRB approval notification

6.	Raw datasets

7.	Statistical code to derive new variables in the raw datasets

8.	Statistical code to replicate data analyses

9.	Study report

4.	Charges and Payment

4.1	Customer agrees to pay Supplier the following Charges for Services and Work Product covered in this SOW, in accordance with clause 6 (Charges and Payment) of the MSA.

4.2	The Fixed Charge for the Services shall be USD $314,000.00 (THREE HUNDRED AND FOURTEEN THOUSAND DOLLARS AND ZERO CENTS) (“Fixed Charge”).

4.3	The Fixed Charge will be paid by the Customer to the Supplier in 3 (Three) instalments according to the following schedule:

1)	USD $157,000.00 (50% of the Fixed Charge) is payable upon the date of execution of this SOW.

2)	USD $78,500.00 (25% of the Fixed Charge) is payable on [ ].

3)	USD $78,500.00 (10% of the Fixed Charge) is payable on [ ]

4.4	The costs listed above in clause 4.3 do not cover the following study costs and activities and thus these will be borne by the Customer as pass through costs:

(a)	Manufacturing of Test Product

(b)	Distribution of Test Product to the research facilities

(c)	[ ]

5.	Term and Termination

5.1	Subject to clause 10 (Term and Termination) of the MSA, this SOW shall terminate at 12:00am GMT on [ ].

IN WITNESS WHEREOF these presents consisting of this and the preceding 4 pages together with the MSA are subscribed as follows and delivered on the date at the beginning of this SOW:

Subscribed for and on behalf of CENTRE FOR SUBSTANCE USE RESEARCH LTD

At: [   ]

Signature:	[ ]
Full name:	[ ]
Title:	Director
Date:	05 January 2026

Subscribed for and on behalf of Cabbacis LLC

At: 3193 Buffalo Avenue, Unit 1, Niagara Falls, NY 14303, USA

Signature:	/s/ Joseph Pandolfino
Full name:	Joseph Pandolfino
Title:	CEO
Date:	January 5, 2026

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